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STOLT-NIELSEN S.A. ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER

London, England - February 21, 2000 - Stolt-Nielsen S.A. (Nasdaq: STLTF, STLBY; Oslo Stock Exchange: SNIB) announced today that it has successfully completed its previously announced exchange offer. At the close of the exchange offer on February 18, 2000, 7.9 Common Shares had been tendered. This represents approximately 95 percent of the 8.4 million publicly held Common Shares of Stolt-Nielsen S.A.

Commenting on the exchange offer, Christopher J. Wright, President and Chief Operating Officer of Stolt-Nielsen S.A. said, "We are pleased with the success of this exchange offer and expect the Class B Shares, the Company's principal equity instrument, to benefit from the increased share liquidity."

Stolt-Nielsen S.A. is one of the world's leading providers of transportation services for bulk liquid chemicals, edible oils, acids, and other specialty liquids. The Company, through its parcel tanker, tank container, terminal, rail, and barge services, provides integrated transportation for its customers. The Company also owns 48 percent of Stolt Comex Seaway S.A. (Nasdaq: SCSWF, SCSAY; Oslo Stock Exchange: SCS, SCSA), which is among the largest subsea services contractors in the world. SCS specializes in providing engineering, flowline and pipeline lay, construction, inspection, and maintenance services to the offshore oil and gas industry. Stolt Sea Farm, wholly-owned by the Company, produces and markets high quality Atlantic salmon, salmon trout, turbot, halibut, sturgeon, and caviar.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL FUTURE RESULTS AND TRENDS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH STATEMENTS DUE TO VARIOUS FACTORS. ADDITIONAL INFORMATION CONCERNING THESE FACTORS IS CONTAINED FROM TIME TO TIME IN THE COMPANY'S U.S. SEC FILINGS, INCLUDING, BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 20-F FOR THE YEAR ENDED NOVEMBER 30, 1998. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE U.S. SEC.

Contact:  William W. Galvin
USA 1-203-618-9800

Samira Ashraf
UK 44-20-7611-8963